AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 12th day for May, 2016, to the Fund Accounting Servicing Agreement dated as of September 15, 2015, as amended (the “Agreement”), is entered into by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Series Portfolios Trust:

Exhibit C, the Oakhurst Strategic Defined Risk Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/John J. Hedrick	By: /s/Michael L. Ceccato

Name: John J. Hedrick	Name: Michael L. Ceccato

Title: President	Title: Senior Vice President

 Exhibit C to the Series Portfolios Trust Fund Accounting Servicing Agreement

Name of Series
Oakhurst Strategic Defined Risk Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at May, 2016

Annual Fee Based Upon Average Net Assets Per Fund*
___ basis points on the first $___
___ basis points on the next $___
___ basis points on the balance
Minimum annual fee for first 2 funds:  $___ per fund, thereafter: $___ per fund

▪ Additional fee of $___ for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪ Additional fee of $___ per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

Pricing Services
▪	$___ - Domestic Equities, Options, ADRs, Foreign Equities
▪	$___ - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Forwards, Currency Rates, Mortgage Backed
▪	$___ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$___ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$___ - Bank Loans
▪	$___ - Swaptions
▪	$___ - Credit Default Swaps
▪	$___ per Month Manual Security Pricing (>25per day)

Fair Value Services (Charged at the Complex Level)
▪	$___ per security on the First ___ Securities
▪	$___ per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
▪	$___ per Foreign Equity Security per Month
▪	$___ per Domestic Equity Security per Month

Factor Services (security paydown factor data)
▪	$___ per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees (Per Advisor Relationship per Fund)*
▪	$___ for the first fund (subject to Board approval)
▪	$___ for each additional fund (subject to change based on Board review and approval)
▪	$___ per sub-advisor per fund

Third Party Administrative Data Charges (descriptive data for each security)
▪	$___ per security per month for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Exhibit C (continued) to the Series Portfolios Trust Fund Accounting Servicing Agreement\

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule (continued) at May, 2016

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the Fund Accounting fee schedule on this Exhibit C.

Oakhurst Advisors, LLC

By: /s/Lewis C. Schusterman

Printed Name and Title: Lewis C. Schusterman, CCO     Date: 7/26/2016